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                                                                      EXHIBIT AA

                                PLEDGE AGREEMENT

GRANTED BY:   P.P. LUXCO HOLDINGS II S.A.R.L., a corporation constituted under the laws of Luxembourg, registered with the register of commerce and companies under number B 88.549 and having its registered office at 20 avenue Monterey, B.P. 603, L-2016 Luxembourg,

                                                                 (the "PLEDGOR")

IN FAVOUR OF: The LENDERS and the AGENT, as hereinafter defined,

                            (each, a "PLEDGEE" and collectively, the "PLEDGEES")

     WHEREAS Picchio Pharma Inc. (the "BORROWER"), National Bank of Canada, as Agent, and the Lenders are parties to a credit agreement dated as of January 26, 2006 (as same may be amended, supplemented or restated from time to time, the "CREDIT AGREEMENT") pursuant to which the Lenders have agreed to extend credit to the Borrower;

     WHEREAS pursuant to a guarantee agreement dated January 26, 2006, the Pledgor has guaranteed the performance of all obligations of the Borrower to the Lenders arising from or under the Credit Agreement (as amended, modified or supplemented from time to time, the "GUARANTEE");

     WHEREAS the execution of this Agreement and the performance of the obligations of the Pledgor thereunder are a condition of the extension of credit to the Borrower under the Credit Agreement;

     WHEREAS the Pledgor benefits from the extension of credit made to the Borrower under the Credit Agreement.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.   INTERPRETATION

     In this Agreement, unless something in the subject matter or context is inconsistent therewith:

     1.1 Capitalized terms used herein and defined in the Credit Agreement have the meaning assigned to them in the Credit Agreement unless otherwise defined herein.

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     1.2  "AGENT" means National Bank of Canada, acting in its capacity as Agent for the Lenders under the Credit Agreement, and any assignee or successor thereof as permitted under the Credit Agreement.

     1.3  "COLLATERAL" means the assets subject to the security constituted by
          Section 2.1.

     1.4 "LENDER" means each of the Lenders under the Credit Agreement as well as any of their respective successors and assignees as permitted under the Credit Agreement.

     1.5 "OBLIGATIONS" means all obligations, indebtedness and liabilities of the Pledgor to Pledgees under or arising from the Credit Agreement or the Guarantee.

     1.6 "SECURITIES" means the 9,868,368 common shares of Neurochem Inc. evidenced by certificates numbers 001281, 001285, 001689, 001690 and 001762 and all other securities which may in the future become subject to this Agreement.

2.   THE SECURITY

     2.1  Grant of Security

          To secure the payment and performance of the Obligations, the Pledgor hereby grants to the Pledgees a hypothec and security interest in, and a pledge on, the following property (the "COLLATERAL"):

          2.1.1 the Securities and all rights relating thereto;

          2.1.2 all dividend, interest and other income and all principal paid or payable in respect of any Securities;

          2.1.3 all other property that may at any time be received or receivable or otherwise distributed or distributable to the Pledgor in respect of, in substitution for, in addition to or in exchange for, any of the foregoing; and

          2.1.4 all proceeds of disposition or collection of the foregoing.

          For purposes of the laws of the Province of Quebec, the hypothec hereby constituted is for an amount of Cdn.$50,000,000 with interest from the date hereof at a rate of 20% per annum.

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     2.2  Delivery of Collateral

          Certificates representing the Securities endorsed in blank for transfer or accompanied by powers of attorney must be delivered immediately to the Agent, for the benefit of the Pledgees.

     2.3  Representations

          The Pledgor represents and warrants that it owns the Securities, that the Securities are freely negotiable and that it has full right and authority to enter into this Agreement and to deliver the Securities to the Agent for the benefit of the Pledgees.

3.   DEALING WITH COLLATERAL

     3.1  Holding of the Collateral

          3.1.1 The Securities delivered to the Agent for the benefit of the Pledgees may be held by the Agent or on behalf of the Pledgees by a custodian appointed by the Agent.

          3.1.2 In the holding of the Collateral, the Pledgees and a custodian on their behalf are only bound to exercise the same degree of care as they would exercise with respect to similar property of similar value held in the same place.

     3.2  Voting Rights

          3.2.1 Unless the Pledgor has been notified by the Agent that an Event of Default has occurred and is continuing, the Pledgor is entitled to exercise all the rights to vote and to give proxies, consents and waivers in respect of the Securities. No such action may be taken if same would impair the security constituted hereby or would violate or be inconsistent with this Agreement or any of the Credit Documents.

          3.2.2 Upon the occurrence and the continuance of an Event of Default, the Agent may give to the Pledgor a notice prohibiting the Pledgor from exercising the rights to vote and to give proxies, consents and waivers in respect of the Securities, at which time all such rights of the Pledgor will cease immediately and the Pledgees will have the right to exercise same.

     3.3  Dividends and Interest Payments

          3.3.1 Unless the Pledgor has been notified by the Agent that an Event of Default has occurred and is continuing, the Pledgor is entitled to

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               receive all dividend or interest payments in respect of the
               Collateral.

          3.3.2 Upon the Agent giving to the Pledgor notice that an Event of Default has occurred and is continuing, all rights of the Pledgor pursuant to Section 3.3.1 will cease and the Pledgees will have the sole and exclusive right and authority to receive and retain all payments that the Pledgor would otherwise be authorized to retain pursuant to Section 3.3.1.

4.   DEFAULT AND REMEDIES

     4.1  Remedies

          4.1.1 On or after the occurrence of an Event of Default which is continuing, the security granted hereby will, at the option of the Pledgees, become immediately enforceable and, in addition to any right or remedy granted to pledgees or other creditors under the laws of the Province of Quebec or the laws of Luxembourg, the Pledgees will have the rights and remedies set out below, all of which rights and remedies may be enforced successively, concurrently or both:

               (1) register any part of the Collateral into the name of the Agent, for the benefit of the Pledgees, or its nominee;

               (2) vote any of the Collateral (whether or not registered in the name of the Agent, for the benefit of the Pledgees, or its nominee) and give or withhold all consents and waivers in respect thereof;

               (3)  exercise all rights attached to any of the Collateral;

               (4) from time to time collect, sell or otherwise realize upon any Collateral in such manner as may seem advisable to the Pledgees;

               (5) purchase any of the Collateral, whether in connection with a sale made pursuant to judicial proceedings or otherwise; and

               (6) take or accept the Collateral in satisfaction of the Obligations in the manner required by law.

          4.1.2 The Pledgees may (i) grant extensions of time, (ii) take and perfect or abstain from taking and perfecting security, (iii) give up security, (iv) accept compositions or compromises, (v) grant releases and discharges, and (vi) release any part of the Collateral

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               or otherwise deal with the Borrower or any guarantor as the
               Pledgees see fit without prejudice to the liability of the Pledgor to the Pledgees or the Pledgees' rights hereunder. The Pledgees shall not be required to exercise any recourse against the Borrower or any guarantor.

          4.1.3 The Pledgees will not be liable or responsible for any failure to collect or realize the Collateral and will not be bound to exercise any right attached to the Collateral. The Pledgees in exercising or refraining from exercising any of its rights hereunder shall not be liable to the Pledgor for any depreciation in value of the Collateral.

5.   MISCELLANEOUS

     5.1  Additional Securities

          Whenever securities other than those specifically described in Section
          1.6 are to become subject to this Agreement, the Pledgor must execute a confirmation in the form of the annex hereto or in such other form as may be acceptable to the Agent.

     5.2  Payment of expenses

          The Obligations will also include all reasonable expenses of the Pledgees and the Agent, including the reasonable fees and disbursements of any adviser or legal counsel, incurred in connection with preserving, collecting or realizing the Collateral, or incidental to the safekeeping or the release of any Collateral.

     5.3  Application of payments

          The Pledgees may apply any proceeds of collection or realization of the Collateral to reduce any part of the Obligations in such order as the Pledgees sees fit or may retain the whole or any part of such proceeds as additional Collateral.

     5.4  Release of the Security

          The security created hereunder will be released after termination of the Facility and performance and payment in full of the Obligations. Partial releases may also be obtained (i) further to a request from the Borrower made in accordance with Section 9.7 of the Credit Agreement, in the circumstances specified in said Section, or (ii) in the circumstances described in Section 9.8(b) of the Credit Agreement. Upon any such release, the Collateral or the applicable portion thereof then in the custody of the Agent or its depositary must be delivered to the Pledgor as soon as practicable.

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     5.5  Notices

          5.5.1 Any notice to be given to a party in connection with this Agreement will be given in writing and will be given by personal delivery, by a reputable delivery service or by telecopier addressed to the recipient at its address specified in the Guarantee or at such other address as may be notified by such party to the others pursuant to this Section 5.5.

          5.5.2 Any notice given by personal delivery or by a delivery service will be conclusively deemed to have been given at the time of such delivery and, if given by telecopier on the day of transmittal if before 9:00 a.m. (Montreal time) on a Business Day, or on the following Business Day if such transmission occurs on a day which is not a Business Day or after 9:00 a.m. (Montreal time) on a Business Day. If the telecopy transmission system suffers any interruptions by way of a strike, slow-down, a force majeure, or any other cause, a party giving a notice must do so using another means of communication not affected by the disruption.

     5.6  Power of Attorney

          The Pledgor hereby irrevocably constitutes and appoints the Agent the attorney of the Pledgor, with full power of substitution, to do, make and execute all documents, acts, matters or things with the right to use the names of the Pledgor whenever and wherever the Agent may deem necessary or expedient to perfect the security constituted hereby and, after occurrence and continuance of an Event of Default, to exercise all rights and powers of the Pledgor in respect of the Collateral under this Agreement.

     5.7  Other Security

          The security constituted and the rights of the Pledgees hereunder are in addition to, and not in substitution for, any other right, guarantee and security held or to be held in the future by the Pledgees.

     5.8  Further Assurances

          The Pledgor must, upon demand from the Agent, perform all acts and execute all deeds and documents necessary to give full effect to this Agreement and to ensure that it is at all times enforceable, including without limitation the execution of any written acknowledgement that the Collateral or any portion thereof is pledged in favour of any Pledgee which is not a Lender as at the date hereof and that any certificate representing the Securities or any portion thereof is held by the Agent on behalf and in favour of such Pledgee.

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     5.9  Governing Law

          This Agreement is governed by and construed in accordance with the laws of the Province of Quebec.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of January 26,
2006.

                                        P.P. LUXCO HOLDINGS II S.A.R.L.

                                        Per: /s/ Christopher Cheung
                                             -----------------------------------


                                        NATIONAL BANK OF CANADA, as Agent

                                        Per: /s/ Dominic Albanese
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                                        Per: /s/ Linda Tarakdjian
                                             -----------------------------------

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                                      ANNEX

TO: NATIONAL BANK OF CANADA, AS AGENT

Reference is made to the Pledge Agreement dated January 26, 2006 made between P.P. Luxco Holdings II S.A.R.L. (the "PLEDGOR") and the Lenders and the Agent (as amended from time to time, the "PLEDGE").

The Pledgor confirms that the following securities have become subject to the Pledge and that all provisions of the Pledge apply to such securities. For greater certainty, the Pledgor hereby hypothecates and pledges such securities and all property related thereto of the type described in Section 2.1 of the Pledge, as security for the Obligations (as defined in Section 1.4 of the Pledge), for an amount of Cdn$50,000,000 with interest from the date of the Pledge at a rate of 20% per annum.

                                   Description

Made as of this ____ day of _________, 200___.

                                        P.P. LUXCO HOLDINGS II S.A.R.L.

                                        Per:
                                             -----------------------------------